UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BSD MEDICAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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BSD MEDICAL CORPORATION
2188 West 2200 South, Salt Lake City, Utah 84119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BSD MEDICAL CORPORATION

February 6, 2014

TO THE STOCKHOLDERS OF BSD MEDICAL CORPORATION:

The annual meeting of the stockholders (the “Annual Meeting”) of BSD Medical Corporation (the “Company” or “BSD”) will be held on February 6, 2014, at the Little America Hotel located at 500 South Main Street, Salt Lake City, Utah 84111.  The Annual Meeting will convene at 9:00 a.m. Mountain Time, to consider and take action on the following proposals, which are more fully described in the Proxy Statement:

1.	to elect seven members to the Board of Directors to serve until the next annual meeting or until their successors are duly elected and qualified;

2.	to ratify the selection of Tanner LLC as the Company’s independent registered public accountants for the fiscal year ending August 31, 2014; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only owners of record of the Company’s issued and outstanding common stock as of the close of business on December 13, 2013 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

The Company’s Proxy Statement is attached hereto.  Financial and other information concerning the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, which accompanies this Proxy Statement.

THE ATTENDANCE AT AND/OR VOTE OF EACH STOCKHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND.  TO ASSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to be Held February 6, 2014:
The proxy statement, notice of annual meeting, and annual report to stockholders are available at
https://materials.proxyvote.com/055662.

BSD MEDICAL CORPORATION BY ORDER OF THE BOARD OF DIRECTORS
Salt Lake City, Utah, December 30, 2013	William S. Barth, Secretary

BSD MEDICAL CORPORATION
2188 West 2200 South, Salt Lake City, Utah 84119

PROXY STATEMENT

BSD MEDICAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 6, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of BSD Medical Corporation, a Delaware corporation (the “Company” or “BSD”), for use at the annual meeting of the stockholders (the “Annual Meeting”) to be held February 6, 2014 at the Little America Hotel located at 500 South Main Street, Salt Lake City, Utah 84111, at 9:00 a.m., Mountain Time.  Directions to the annual meeting can be obtained by calling Tina Ouimette at (801) 972-5555.

THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND FORM OF PROXY ARE FIRST BEING MAILED TO THE COMPANY’S STOCKHOLDERS ON OR ABOUT DECEMBER 28, 2013.

At the Annual Meeting, the stockholders of the Company will be asked to vote on two proposals.  Proposal 1 is the annual election of seven directors to serve on the Company’s Board of Directors.  Proposal 2 is the ratification of the selection of Tanner LLC as the Company’s independent registered public accountants for the fiscal year ending August 31, 2014.

A proxy for use at the Annual Meeting is enclosed.  If you execute and deliver a proxy by mailing a proxy card, or by voting via the internet or telephone, you have the right to revoke your proxy at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy.  If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR all nominees listed in Proposal 1 and FOR the ratification of the selection of Tanner LLC as the Company’s independent registered public accountants for the fiscal year ending August 31, 2014.

We will bear the expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies.  Proxies will be solicited through the mail and may be solicited by our officers, directors and employees in person or by telephone.  They will not receive additional compensation for this effort.  We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

RECORD DATE AND QUORUM REQUIREMENTS

December 13, 2013 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, 33,981,871 shares of our common stock (“Common Stock”) were issued and outstanding.  Each outstanding share of common stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

The holders of one-third of the shares of the Common Stock outstanding on the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and at any adjournment or postponement thereof.  Any abstentions and broker non-votes will be deemed as present for purposes of determining a quorum at the Annual Meeting.

For Proposal 1, the seven individuals receiving the most votes will be elected to serve as directors of the Company.  Abstentions and broker non-votes will not have the effect of being counted as voted in favor of or against the election of directors.

For Proposal 2, a majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve the proposal.  Abstentions will have the same effect as votes against the proposal.  Broker non-votes will have no effect on the vote for this proposal.

MAIL VOTING PROCEDURES

To vote by mail, you should complete, sign and date your proxy card and mail it in the pre-addressed postage-paid envelope that accompanies the delivery of the proxy card.  A proxy card submitted by mail must be received by the time of the Annual Meeting in order for the shares to be voted.

TELEPHONE VOTING PROCEDURES

The telephone authorization procedure is designed to authenticate identity to allow you to vote your shares and confirm that your instructions have been properly recorded.  Specific instructions to be followed are set forth on the enclosed proxy card.  Telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Time on February 5, 2014.

INTERNET VOTING PROCEDURES

The internet authorization procedure is designed to authenticate identity to allow you to vote your shares and confirm that your instructions have been properly recorded.  Specific instructions to be followed are set forth on the enclosed proxy card.  Internet voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Time on February 5, 2014.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of stockholders or until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director.  It is intended that the proxies will be voted for the seven nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld.  Each of the nominees is currently a director of the Company.  Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve.  In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.  The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected as directors.

DIRECTORS

The names of the nominees, their ages and their respective business backgrounds are set forth below as of August 31, 2013.

Name	Position(s) With the Company	Age	Director Since
Timothy C. McQuay	Independent Director and Chairman of the Board	62	2008
Harold R. Wolcott	President and Director	67	2009
Gerhard W. Sennewald, Ph.D.	Director	77	1994
Michael Nobel, Ph.D.	Independent Director	73	1998
Douglas P. Boyd, Ph.D.	Independent Director	72	2005
Steven G. Stewart	Independent Director and Financial Expert	65	2006
Damian E. Dupuy, MD	Independent Director	51	2011

BUSINESS EXPERIENCE AND QUALIFICATIONS OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Timothy C. McQuay has served as a director of BSD since February 2008 and currently serves as Chairman of the Board of Directors.  He is a Managing Director – Investment Banking with Noble Financial Capital Markets.  Prior to joining Noble Financial Capital Markets in November 2011, Mr. McQuay was a Managing Director – Investment Banking with B Riley & Co.  Prior to joining B Riley in September 2008, Mr. McQuay served for ten years as Managing Director – Investment Banking with A. G. Edwards & Sons, Inc., where he specialized in Healthcare, including medical technology, biotechnology and specialty pharmaceuticals.  He currently serves as a member of the Board of Directors of Superior Industries International, Inc.  Mr. McQuay holds an AB in Economics from Princeton University and an MBA from UCLA.  Mr. McQuay’s qualifications to serve on the Board include, among others, his extensive business and financial experience, his public company board and investment banking experience, his knowledge of the Company, and his service as a director of the Company since 2008.

Harold R. Wolcott has served as a director of BSD since April 2009.  Mr. Wolcott also has served as President of BSD since April 2009.  Mr. Wolcott has 44 years experience managing and growing newly-formed venture capital financed corporations as well as multi-million dollar medical device businesses with international operations.  He has a wide range of experience in the areas of product research, product engineering, manufacturing and plant management, as well as expertise in all aspects of sales and marketing, acquisition/integration, and the sale of medical device businesses.  Prior to joining the Company, Mr. Wolcott served from August 2006 until March 2009 as President and Chief Operating Officer, and later, as Director of Dimicron Inc., a development stage medical company utilizing synthetic diamond for orthopedic applications.  From March 2001 until June 2005, Mr. Wolcott served as Chief Operating Officer and Director of Rubicon Medical, Inc., a company focusing on proprietary technology in embolic protection for interventional cardiology and interventional neurology.  Mr. Wolcott’s qualifications to serve on the Board include, among others, his extensive executive and operational management experience in the medical device business, his public company board experience, his knowledge of the Company, and his service as President and a director of the Company since April 2009.

Gerhard W. Sennewald, Ph.D., has served as a director of BSD since 1994.  From April 1985 to the present, Dr. Sennewald has served as the President and Chief Executive Officer of Dr. Sennewald Medizintechnik GmbH, of Munich, Germany, a firm which is engaged in the business of distributing hyperthermia equipment and diagnostic imaging equipment and services.  In connection with his service to Dr. Sennewald Medizintechnik GmbH, Dr. Sennewald has been BSD’s key European representative and distributor for 18 years and has been instrumental in obtaining the majority of BSD’s foreign hyperthermia sales.  He also served on the Board of Directors of TherMatrx, Inc.  Dr. Sennewald’s qualifications to serve on the Board include, among others, his significant experience in the distribution and servicing of medical equipment, his extensive knowledge of the Company gained through his many years as a key distributor of the Company’s hyperthermia products, and his public company experience as a director of the Company since 1994.

Michael Nobel, Ph.D., has served as a director of BSD since January 1998.  Dr. Nobel participated in the introduction of magnetic resonance imaging as European Vice President of Fonar Corp.  He is founder and trustee of the Nobel Sustainable Trust Foundation.  From 1991 to 2007, Dr. Nobel served as the Executive Chairman of the MRAB Group, a company providing diagnostic imaging services to Sweden.    From August 2005 until June 2008, Dr. Nobel served as a director of WorldSpace Corp.  He has also been a consultant to Unesco in Paris and the United Nations Social Affairs Division in Geneva.  Today, Dr. Nobel is chairman or board member of several international companies in medical diagnostics, treatment and information systems.  In December 2012 Dr. Nobel was appointed to serve as a board member of CytoDyn Inc. a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses.  CytoDyn Inc. is publicly traded on the OTC QB.  He is also a guest professor at Seisa University in Japan.  Dr. Nobel’s qualifications to serve on the Board include, among others, his extensive business and financial experience, his knowledge of the Company, and his public company experience as a director of the Company since 1998.

Douglas P. Boyd, Ph.D., has served as a director of BSD since 2005.  From January 2007 to the present, Dr. Boyd has served as Chief Executive Officer of TeleSecurity Sciences, Inc., a privately-held company in the business of developing solutions for increasing the effectiveness and automation of airport explosives detection systems.  From 1983 to 2005, Dr. Boyd was an adjunct professor of radiology at the University of California, San Francisco.  From 1980 to 2004, Dr. Boyd served as Chairman of the Board and Chief Technology Officer of Imatron Inc., a public company that developed and manufactured ultrafast electron beam CT scanners for use in hospitals and clinics.  He is internationally known as an expert in radiology and computed tomography (“CT”) imaging systems, and has pioneered the development of fan-beam CT scanners, Xenon detector arrays and EBT scanners.  Dr. Boyd has been awarded 19 U.S. patents.  He has published more than 100 scientific papers and is a frequent speaker at universities and symposia.  From April 2005 until December 2006, Dr. Boyd served as a director of XLR Medical Corp., a public company specializing in cancer therapy technology.  Since 2010, Dr. Boyd has served as a director of Spectropath, Inc., a private company developing advanced imaging solutions for image guided cancer surgery.  Dr. Boyd’s qualifications to serve on the Board include, among others, his extensive business and financial experience, his knowledge of the Company, and his public company experience as a director of the Company since 2005.

Steven G. Stewart has served as a director of BSD since 2006.  In December 2010, Mr. Stewart entered into an agreement to serve as the Director of Financial Affairs for Headwaters, Inc. (a New York Stock Exchange company) through 2013.  From July 1998 through December 2010, he served in several management positions at Headwaters, including Director of Financial Affairs, Treasurer and as the Chief Financial Officer for approximately ten years.  Prior to joining Headwaters, Mr. Stewart served as a business assurance partner for PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), and as an audit partner with Ernst & Young (formerly Arthur Young), including service as the Salt Lake City office Director of High Technology and Entrepreneurial Services.  Mr. Stewart’s qualifications to serve on the Board include, among others, his extensive business and financial experience, his experience as an executive finance officer of a public company, his knowledge of the Company, and his public company experience as a director of the Company since 2006.

Damian E. Dupuy, MD, was appointed a Director in April 2011.  Dr. Dupuy has been a Professor of Diagnostic Imaging at the Warren Alpert Medical School of Brown University since 2005, and has served as Director, Tumor Ablation, at Rhode Island Hospital in Providence, RI since 2001.  Dr. Dupuy, a fellow of the American College of Radiology, is a pioneer in the growing field of image guided tumor ablation, whereby various types of thermal devices destroy tumors by direct placement through the skin under image guidance.  Dr. Dupuy is internationally known for his pioneering clinical work in treating cancer patients who suffer from tumors of the lung, liver, kidney, head and neck, pelvis, adrenal and skeleton.  Dr. Dupuy has led two National Cancer Institute multi-center trials and currently is the Interventional Oncology Symposium Chair of the Radiological Society of North America.  Dr. Dupuy, who is a graduate of the University of Massachusetts, Amherst, and the University of Massachusetts Medical School, has published widely on a variety of specialized medical issues and is the recipient of numerous post-graduate honors and awards, including an American College of Radiology Imaging Network Publications Merit Award in 2010.  Dr. Dupuy’s qualifications to serve on the Board include, among others, his extensive medical and business experience, his expert knowledge of image-guided tumor ablation and extensive clinical and research experience with microwave ablation devices and his experience having served as a director of the Company since April 2011.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board of Directors currently consists of seven directors.  Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.  There are no family relationships among any of our directors, officers or key employees.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company, and the membership of the Board.  The Board has determined at this time that the Company’s Chairman should be an Independent Director rather than the Chief Executive Officer.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our directors, officers and employees.  Our Code of Ethics is available on our website (www.bsdmedical.com) on our corporate governance page of the investor section of our website.  We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer, or principal accounting officer) on our website.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in the NASDAQ Stock Market Listing Standards: Timothy C. McQuay, Michael Nobel, Douglas P. Boyd, Steven G. Stewart, and Damian E. Dupuy.

In this Proxy Statement, these five directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal year 2013, the Board of Directors met six times and no director attended fewer than 75% of the meetings of the Board or any of the Board committees of which a director was a member.  In addition, on several occasions during fiscal year 2013, the Board of Directors took action by unanimous written consents in lieu of board meetings.  Although we do not have a formal policy regarding attendance by directors at our annual meeting, we encourage directors to attend and all but one director attended the last annual meeting.

The Board of Directors has formed an audit committee, a corporate governance and nominating committee and a compensation committee.  Copies of the charters of these committees are available on the corporate governance page of the investor section of our website (www.bsdmedical.com).

The Audit Committee.  The Audit Committee, which held four meetings during fiscal year 2013, is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by the Board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.  The Board of Directors has adopted a written audit committee charter.

The members of the Audit Committee are Messrs. Boyd, Stewart, Nobel and McQuay.  Mr. Stewart is currently serving as the audit committee chairman and financial expert (Audit Committee Financial Expert).  All members of the Audit Committee are Independent Directors.

The Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee, which held one meeting during fiscal year 2013, is responsible for identifying qualified individuals to become Board members, determining the composition of the Board and its committees, monitoring and assessing Board effectiveness, and developing and implementing our corporate governance guidelines.  Additionally, the Corporate Governance and Nominating Committee recommend director nominees to our Board of Directors for the Board’s approval.  The Board of Directors has adopted a written corporate governance and nominating committee charter.

The members of the Corporate Governance and Nominating Committee are Messrs. Boyd, Stewart, Nobel, McQuay and Dupuy.  All members of the Corporate Governance and Nominating Committee are Independent Directors.  Mr. McQuay is currently serving as the Corporate Governance and Nominating Committee chairman.

The Board of Directors does not have an express policy with regard to the consideration of any director candidates since the Board believes that its Corporate Governance and Nominating Committee can adequately evaluate nominees on a case-by-case basis.  The Board has not previously received any recommendations for director candidates from stockholders, and has not adopted a formal process for considering director candidates who may be recommended by stockholders.  However, the Company’s policy is to give due consideration to any and all such candidates, and in evaluating director nominees, the Corporate Governance and Nominating Committee considers the appropriate size of the Board, the needs of the Company, the skills and experience of its directors, and a candidate’s familiarity with our industry.  Although the Company does not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Corporate Governance and Nominating Committee considers many criteria in identifying and selecting nominees, and in the future may establish additional minimum criteria for nominees.  A stockholder may submit a recommendation for director candidates to us at our corporate offices, to the attention of Harold R. Wolcott.  We do not pay fees to any third parties to assist us in identifying potential nominees.

The Compensation Committee.  The members of the Compensation Committee are Messrs. Boyd, Stewart, Nobel, and McQuay.  Mr. Boyd is currently serving as the Compensation Committee chairman.  All members of the Compensation Committee are Independent Directors.  Our Compensation Committee met two times during fiscal year 2013.  The Board of Directors has adopted a written compensation committee charter.  The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs, and for making decisions regarding the compensation of our Named Executive Officers (as defined below).  The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee.  The Compensation Committee sets the compensation package of the Named Executive Officers and their annual bonus.  The Company has adopted an amendment to its Third Amended and Restated 1998 Stock Incentive Plan which allows the Board of Directors to delegate to the CEO the authority to designate individuals to receive awards under the Plan and to designate the number and type of awards to be granted to the individuals so designated.  The Board did during the prior fiscal year delegate to the CEO the authority to grant a limited number of stock options to non-executive officers, subject to a number of restrictions proscribed by the Board.  For a further description of the Compensation Committee’s role, see “Executive Compensation” below.

BOARD ROLE IN RISK OVERSIGHT

Our Board of Directors is responsible for overseeing the Company’s management of risk.  The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders.  The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management.  To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk.  Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses, and manages the Company’s most significant risk exposures.  Our Board expects frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees.  Our Audit Committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.  Our Compensation Committee helps the Board to identify the Company’s exposure to any risks potentially created by our compensation programs and practices.  Our Corporate Governance and Nominating Committee oversees risks relating to the Company’s corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law.  Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

DIRECTOR COMPENSATION 2013

Our Fourth Amended and Restated 1998 Director Stock Plan (“Director Stock Plan”) provides an annual retainer (“Annual Retainer”) in the amount of $60,000 to each non-employee director other than the Audit Committee Financial Expert, who is to receive $65,000.  Of the Annual Retainer, $30,000 is to be paid in cash to each such director, other than the Audit Committee Financial Expert, who is to receive $35,000 in cash (the “Cash Payment”).  The Cash Payment is payable in equal installments on May 1 and November 1 of each year in which each non-employee director continues to serve as a member of the Board.  Each non-employee director is to receive the balance of the Annual Retainer in the form of shares of Common Stock (the “Common Stock Payment”).  The portion of the annual retainer that is paid in common stock will be determined by reference to the fair market value of our Common Stock.  The fair market value of the Common Stock will be determined by reference to the closing price, as reported by the NASDAQ Stock Market, of the Common Stock on May 1 of each year, the payment date of the Common Stock Payment.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to, or earned by, our non-employee directors for the year ended August 31, 2013.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Douglas P. Boyd	30,000	30,000	-	-	60,000
Damian E. Dupuy	30,000	30,000	-	3,675 (4)	63,675
Timothy C. McQuay	30,000	30,000	-	-	60,000
Michael Nobel	30,000	30,000	-	-	60,000
Gerhard W. Sennewald	30,000	30,000	-	-	60,000
Steven G. Stewart	35,000	30,000	-	-	65,000

(1)
Harold R. Wolcott served as a director in fiscal year 2013, but is omitted from the Director Compensation Table because of his status as a Named Executive Officer in fiscal year 2013.  No additional remuneration was paid to Mr. Wolcott for his service as a director.

(2)
The amounts shown in column (c) reflect the value of the 27,273 fully vested shares of Common Stock issued to each of the non-employee directors during fiscal year 2013 in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718.

(3)
There were no stock options granted to the non-employee directors during fiscal 2013.  As of the end of fiscal year 2013, each non-employee director had outstanding options for the following number of shares of Common Stock: Douglas P. Boyd, 115,000 shares; Timothy C. McQuay 47,457 shares; Michael Nobel, 135,000 shares; Gerhard W. Sennewald, 90,000 shares; and Steven G. Stewart, 106,368 shares.

(4)	Since 2007, Dr. Dupuy has served as a consultant to the Company. During fiscal year 2013, fees totaling $3,675 were paid to Dr. Dupuy by the Company under such consulting arrangement.

COMMUNICATIONS WITH DIRECTORS

We have not adopted a formal process for stockholder communications with the Board.  Nevertheless, we have tried to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  We believe our responsiveness to stockholder communications to the Board has been good.  A stockholder may submit any communication with directors to us at our corporate offices, to the attention of Harold R. Wolcott.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking the stockholders to ratify the selection of Tanner LLC as the Company’s independent registered public accountants for the fiscal year ending August 31, 2014.  A majority of the votes present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Tanner LLC.  Abstentions will have the same effect as votes against the proposal.  Broker non-votes will have no effect on the vote for this proposal.

In the event the stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors for the subsequent year.  Even if the selection is ratified, the Board or Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year we determine that such change would be in the best interest of the Company and its stockholders.

Tanner LLC audited the Company’s financial statements for fiscal years ended August 31, 2013 and 2012.  Its representatives will be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Tanner LLC for the audit of our annual financial statements for the fiscal years ended August 31, 2013 and 2012, and fees billed for other services rendered by Tanner LLC during those periods.

	2013	2012

Audit Fees (1)	$83,700	$76,700
Audit Related Fees (2)	10,800	3,300
Tax Fees (3)	14,300	14,500
All Other Fees	-	-
Total	$108,800	$94,500
_________________________

(1)
Audit Fees consist of fees billed for the audit of the Company’s annual financial statements included in Form 10-K and services in connection with the Company’s various statutory and regulatory filings.  Audit fees also include fees related to the reviews of interim financial information included in Forms 10-Q.

(2)	Audit Related Fees consist of fees billed for consent procedures performed in conjunction with the Company filing a registration statement during the respective fiscal years.
(3)	Tax Fees consist of fees for the preparation of federal and state income tax returns.

PRE-APPROVAL POLICIES

The Audit Committee pre-approved all audit, audit-related and non-audit services performed by our independent auditors and subsequently reviewed the actual fees and expenses paid to Tanner LLC.  The Audit Committee has determined that the fees paid to Tanner LLC for services are compatible with maintaining Tanner LLC’s independence as our auditors.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited financial statements with our management and has discussed with Tanner LLC the matters required to be discussed by Statements of Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Tanner LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with Tanner LLC its independence from us.

Based on its review, the Audit Committee recommended to the Board of Directors that the audited financial statements for our fiscal year ended August 31, 2013 be included in our Annual Report on Form 10-K for our fiscal year ended August 31, 2013, which was filed on November 14, 2013.

Submitted by:

Douglas P. Boyd
Steven G. Stewart
Michael Nobel
Timothy C. McQuay

Members of the Audit Committee

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF TANNER LLC TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 31, 2014.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, and their respective business backgrounds are set forth below as of August 31, 2013.  For information regarding Harold R. Wolcott’s background, please see his biographical description above under Proposal 1 regarding the election of directors.  There are no family relationships among any of our directors, officers or key employees.

Name	Age	Position

Harold R. Wolcott	67	President and Director
William S. Barth	63	Chief Financial Officer and Secretary

William S. Barth commenced his employment with us on December 10, 2012, and assumed the duties of Chief Financial Officer and Corporate Secretary effective January 1, 2013.  Mr. Barth has an extensive history as chief financial officer for both publicly and privately held companies in the medical device and biotechnology industries.  From May 2011 until December 10, 2012, he has served as an independent corporate financial and strategic planning consultant.  From June 2008 to May 2011, he served as Sr. Vice President and Chief Financial Officer for Emphusion, LLC, a private-equity-owned Contract Research Organization (CRO) providing data management and bio-statistical analysis services for new drug and medical device development.  From January 2001 through April 2008, Mr. Barth was VP of Finance and CFO for NWT Inc. /Tandem Labs (Tandem), a privately owned CRO, providing advanced bio-analytical services in support of new drug development.  Mr. Barth was instrumental in the successful merger of Tandem with Laboratory Corporation of America in February 2008.  During the 20 years prior to his experience with Tandem, he served as CFO for 6 medical device companies, two of which were publicly owned.  During this time he played critical roles in completing several equity, debt and merger transactions.  Mr. Barth began his career in finance while serving as a staff accountant with Deloitte & Touche, an international accounting and consulting firm.

On November 28, 2012, we and Dennis P. Gauger, our then Chief Financial Officer and Secretary, entered into a written Separation Agreement and Release of All Claims pursuant to which Mr. Gauger resigned his positions as Chief Financial Officer and Secretary, effective at the close of business on December 31, 2012.

SIGNIFICANT EMPLOYEES

In addition to the officers and directors identified above, we expect the following individuals to make significant contributions to our business:

Name	Age	Position

Dixie Toolson Sells	63	Vice President of Regulatory Affairs
Brian Lee Ferrand	58	Vice President of Domestic Sales
Sam Maravich, Jr.	56	Vice President of International Sales and Marketing
Todd H. Turnlund	47	Vice President of Engineering
Paul F. Turner, MSEE	66	Chief Technology Officer

Dixie Toolson Sells has served as Vice President of Regulatory Affairs of BSD since December 1994.  Ms. Sells served as Administrative Director of BSD from 1978 to 1984; as Director of Regulatory Affairs from 1984 to September 1987; and as Vice President of Regulatory Affairs from September 1987 to October 1993.  In October 1993, Ms. Sells resigned as Vice President of Regulatory Affairs, and she served as Director of Regulatory Affairs from October 1993 to December 1994.  In December 1994, Ms. Sells was re-appointed as Vice President of Regulatory Affairs and was appointed as Corporate Secretary by the Board of Directors.  Ms. Sells resigned as Corporate Secretary of BSD in March 2002.  Ms. Sells also serves on the Board of Directors of the Intermountain Biomedical Association.

Brian Lee Ferrand was appointed Vice President of Domestic Sales in July 2013.  Mr. Ferrand has over 22 years of experience in senior sales management positions in medical device sales.  He has been responsible for building and managing multi-state regional sales teams in both start-up and turnaround organizations.  His strategic and innovative sales management acumen has resulted in multiple successes including growing annual sales of one organization from $10.5 million to $136 million.  Prior to rejoining BSD in 2013, Mr. Ferrand served as Vice President of Sales with Merit Medical Systems, Inc. from 2010 to 2013 and also served as National Sales Manager, Director of Sales and Vice President of Sales and Corporate Officer from 1991-2004.  Mr. Ferrand previously served as our Vice President of Sales and Marketing from 2005 through 2010.

Sam Maravich, Jr. was appointed Vice President of Sales and Marketing in February 2012 and currently serves as our Vice President of International Sales and Marketing.  Mr. Maravich has over 8 years of clinical experience and 34 years of medical device sales and marketing experience with both medical device start up and Fortune 500 companies.  His clinical expertise includes respiratory, trauma, enteral feeding, and ICU.  He has been responsible for developing sales and marketing strategies for new innovative products and changing direction on mature product categories. He has initiated sales processes, developed sales teams, and used sales operations to measure progress towards sales goals.  He helped developed new marketing plans for innovative products in Interventional Radiology and Respiratory Therapy.  Prior to joining BSD, Mr. Maravich served in various sales positions, including Director of Sales Operations Medical Devices Kimberly Clark from April 2002 to July 2003, Director of Sales Temperature Management Kimberly Clark from July 2003 to April 2006, Director of Sales Operations Marketing Kimberly Clark from April 2006 to July 2008, and Director of Sales Medical Devices Kimberly Clark from May 2008 to February 2012.  Mr. Maravich has a BA in Finance from The Ohio State University.

Todd H. Turnlund was appointed Vice President of Engineering in January 2010.  Mr. Turnlund has over 21 years of medical device experience with both medical device start up and Fortune 500 companies.  His expertise includes translating unmet clinical needs into commercially successful products, creating intellectual property, developing new technology, and transferring product designs to manufacturing.  Prior to joining BSD, Mr. Turnlund served in various research and development management positions, including Director of Research and Development at Boston Scientific from January 2005 to January 2008, an independent consultant from January 2008 to October 2009, and Director of Research and Development at C.R. Bard from November 2009 to January 2010.  Mr. Turnlund has a Mechanical Engineering Degree from the University of California at Santa Barbara, and an MBA from Santa Clara University.

Paul F. Turner, MSEE, has served as Chief Technology Officer since August 1999 and leads the Company’s research activities for its hyperthermia and ablation products.  Mr. Turner also served as Senior Vice President of BSD from August 1999 to December 2010, and served as a director from 1994 to February 2011.  From October 1995 to August 1999, Mr. Turner served as the Acting President of BSD.  From 1978 to October 1995, Mr. Turner served in various capacities with BSD, including Staff Engineer, Staff Scientist, Senior Scientist, Vice President of Research, and Senior Vice President of Research.  Mr. Turner has led the design of microwave treatment systems for tumors, including the development of external phased array antenna technology to focus radiated microwave energy deep into the central area of the body to treat deep tumors.  He has also integrated this technology with magnetic resonance imaging to non-invasively monitor treatments within the patient’s body.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section.  This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Harold R. Wolcott, President, William S. Barth, Chief Financial Officer and Secretary, and Dennis P. Gauger, our former Chief Financial Officer, our named executive officers (“Named Executive Officers”) for the fiscal year ended August 31, 2013.

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our shareholders.  Accordingly, our executive compensation program incorporates the following principles:

•	Compensation should be based upon individual job responsibility, demonstrated leadership ability, management experience, individual performance, and Company performance.

•	Compensation should reflect the fair market value of the services received. We believe that a fair and competitive pay package is essential to attract and retain talented executives in key positions.

•	Compensation should reward executives for long-term strategic management and enhancement of shareholder value.

•	Compensation should reward performance and promote a performance oriented environment.

Executive Compensation Procedures

We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to us, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success.  To attain our executive compensation objectives and implement the underlying compensation principles, we follow the procedures described below.

Role of the Compensation Committee.  The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of our Named Executive Officers.  The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee.  The Compensation Committee sets the compensation package and annual bonus of the Named Executive Officers.  Our President, Mr. Wolcott, suggests items to be considered by the Compensation Committee from time to time, including the compensation package for the other Named Executive Officers; and participates in meetings in which the compensation package of the other Named Executive Officers is discussed.

The Compensation Committee relies on its judgment in making compensation decisions after reviewing our performance and evaluating our executives’ leadership abilities and responsibilities with our Company and their current compensation arrangements.  The Compensation Committee assessment process is designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

At our 2013 annual meeting of stockholders, over 95% of the votes cast were in favor of our executive compensation program.  When designing our executive compensation program, the Compensation Committee considered, among other things, the 2013 voting results and other feedback we received from our stockholders and determined not to make any significant changes to the design of our executive compensation program.

Role of Compensation Consultant.  We have not engaged a compensation consultant since 2006.

Elements of Compensation

Our executive compensation objectives and principles are implemented through the use of the following elements of compensation, each discussed more fully below:

•	Base Salary

•	Annual Incentive Bonuses

•	Stock-Based Compensation

•	Other Benefits

Base Salary.  The Compensation Committee approved the salaries of all our executive officers for fiscal year 2013.  Base salaries are offered to ensure that our executive officers receive an ongoing level of compensation.  Salary decisions concerning these officers were based upon a variety of considerations consistent with the compensation philosophy stated above.  First, salaries were competitively set relative to both other companies in the medical products industry and other comparable companies.  In determining the salaries for our executives in fiscal 2013, the Compensation Committee considered the compensation of some of the public companies in the biotechnology industry.  The Compensation Committee considered each officer’s level of responsibility and individual performance, including an assessment of the person’s overall value to the Company.  In addition, internal equity among employees was factored into the decision.  Finally, the Compensation Committee considered our financial performance and our ability to absorb any increases in salaries.

Annual Incentive Bonuses.  Annual incentive bonuses are designed to reward extraordinary performance by our executives.  For fiscal years 2013 and 2012, the Compensation Committee did not precisely define the parameters of a bonus program for the Named Executive Officers, and no bonuses were awarded to the Named Executive Officers.

Stock-Based Compensation.  Each Named Executive Officer is eligible to participate in the Stock Incentive Plan, which provides for the granting of stock options, stock appreciation rights, performance awards, other stock-based awards, and cash-based awards to selected employees, non-employees and directors.  Stock-based compensation is designed to more closely align the interests of management with those of our shareholders.  Historically, we have issued options pursuant to this incentive plan, and typically these options vest ratably over a term of up to 5 years as determined by the Compensation Committee.  Recent stock option grants vest over 3 years.  We do not have any policies for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation or among different forms of non-cash compensation.  Although we do not have any formal policy for determining the amount of stock options or the timing of our stock option grants, we have historically granted stock options to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements.  On May 22, 2013, we granted 150,000 stock options to Mr. Wolcott.  On December 10, 2012, we granted 200,000 stock options to Mr. Barth.  No stock options were granted to Mr. Gauger during the year ended August 31, 2013.

Other Benefits.  Our Named Executive Officers receive the same benefits that are available to all other full time employees, including the payment of health, dental, life and disability insurance premiums.

Deductibility of Executive Compensation

Internal Revenue Service (“IRS”) Code Section 162(m) limits the amount that we may deduct for compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met.  Exemptions to this deductibility limit may be made for various forms of performance-based compensation.  In the past, annual salary and bonus compensation to our executive officers has not exceeded $1.0 million per person, so the compensation has been deductible.  In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1.0 million.  Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility.  While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the IRS Code.  In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of IRS Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers.

Material Issues Relating to Fiscal 2013 Compensation

On November 28, 2012, we and Dennis P. Gauger entered into a written Separation Agreement and Release of All Claims pursuant to which Mr. Gauger resigned his position as the Chief Financial Officer, effective at the close of business on December 31, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Douglas P. Boyd
Steven G. Stewart
Michael Nobel
Timothy C. McQuay

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for services in all capacities to the Company and its affiliates for the years ended August 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(i)	(j)

Harold R. Wolcott	2013	$257,019	$ -	$99,000	$13,449 (2)	$369,468
President	2012	250,000	-	-	13,437 (2)	263,437
	2011	250,000	-	331,500	12,354 (2)	593,854

William S. Barth	2013	146,153	-	170,000	1,755 (3)	317,908
Chief Financial Officer

Dennis P. Gauger	2013	59,873	-	-	118,894 (4)	178,767
Former Chief Financial Officer	2012	194,400	-	-	14,233 (4)	208,633
	2011	189,996	-	169,750	12,546 (4)	372,292

(1)
The amounts shown in column (e) reflect the aggregate grant date fair value with respect to employee stock options granted to the Named Executive Officers during the respective fiscal years in accordance with ASC Topic 718.  The stock options awarded to Messrs. Wolcott and Barth in fiscal year 2013 and the stock options awarded to Messrs. Wolcott and Gauger in fiscal year 2011 vest over a three year period.  Assumptions used in calculating the amounts for fiscal year 2013 and 2011 are included in Note 10 to the Company’s financial statements included in our Annual Reports on Form 10-K for the years ended August 31, 2013 and 2011.  No stock options were awarded to Messrs. Wolcott and Gauger in fiscal year 2012.

(2)
These amounts consist of: medical insurance reimbursement of $9,794, life insurance premiums of $122, dental insurance premiums of $483, disability insurance premiums of $2,050, and holiday payment of $1,000 paid by the Company in fiscal year 2013; medical insurance reimbursement of $9,794, life insurance premiums of $131, dental insurance premiums of $462, disability insurance premiums of $2,050, and holiday payment of $1,000 paid by the Company in fiscal year 2012; and medical insurance reimbursement of $9,794, life insurance premiums of $142, dental insurance premiums of $425, disability insurance premiums of $993, and holiday payment of $1,000 paid by the Company in fiscal year 2011.

(3)	These amounts consist of: life insurance premiums of $111, dental insurance premiums of $322, and disability insurance premiums of $1,322 paid by the Company in fiscal year 2013.

(4)
These amounts consist of: amounts paid under the Separation Agreement and Release of All Claims of $102,460, medical insurance premiums of $3,375, life insurance premiums of $55, dental insurance premiums of $161, disability insurance premiums of $643, holiday payment of $1,000 and consulting fees of $11,200 paid by the Company in fiscal year 2013; medical insurance premiums of $10,678, life insurance premiums of $166, dental insurance premiums of $462, disability insurance premiums of $1,927, and holiday payment of $1,000 paid by the Company in fiscal year 2012; and medical insurance premiums of $10,017, life insurance premiums of $142, dental insurance premiums of $425, disability insurance premiums of $962, and holiday payment of $1,000 paid by the Company in fiscal year 2011.

Grants of Plan-Based Awards – Fiscal Year 2013

The following table provides information about plan-based awards granted to the Company's Named Executive Officers in fiscal year 2013:

Name (a)	Grant Date (b)	All Other Option Awards: Number of Securities Underlying Options (#) (1) (j)	Exercise Price of Option Awards ($/share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (2) (l)
Harold R. Wolcott	5/22/2013	150,000	1.20	99,000
William S. Barth	12/10/2012	200,000	1.59	170,000

(1)	Options vest in equal annual installments (33.3% each year) on the anniversary of the date of grant.

(2)
The grant date value is computed using the Black-Scholes option pricing model in accordance with ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the year ended August 31, 2013, included in our Annual Report on Form 10-K.

Employment Agreements

On May 22, 2013, we entered into an employment agreement with our President and Chief Executive Officer, Harold R. Wolcott (the “Employment Agreement”).  The Employment Agreement memorializes the parties’ agreement with respect to Mr. Wolcott’s continued employment as the President and Chief Executive Officer of the Company.

The Employment Agreement provides that Mr. Wolcott’s base salary shall be $275,000, which base salary will be reviewed at least annually by the Compensation Committee of the Board of Directors, and the Board may increase (but not decrease) the base salary.  In addition to the base salary, Mr. Wolcott is entitled to participate in any annual incentive bonus programs and employee benefit plans adopted or maintained by the Company.  Mr. Wolcott is also eligible to participate in our Stock Incentive Plan.

We also agree to indemnify Mr. Wolcott for expenses associated with defending certain claims made against him as a result of his positions with the Company.  We also agreed to purchase directors’ and officers’ liability insurance providing coverage to Mr. Wolcott during the term of the Employment Agreement and for a period of six years following the termination of the Employment Agreement.

On December 10, 2012, William S. Barth commenced his employment with the Company and assumed the duties of Chief Financial Officer and Corporate Secretary effective January 1, 2013.  Mr. Barth’s annual salary will initially be $200,000, and he will be granted options pursuant to our Stock Incentive Plan, as amended.

On November 28, 2012, we and Dennis P. Gauger entered into a written Separation Agreement and Release of All Claims pursuant to which Mr. Gauger resigned his position as the Chief Financial Officer, effective at the close of business on December 31, 2012.  The Separation Agreement and Release of All Claims (the “Agreement”) entered into between the Company and Mr. Gauger provided that Mr. Gauger would be paid a total of $97,200, the equivalent of six months of his current base salary.  Such amount was paid to Mr. Gauger in accordance with our customary payroll policies, including the withholding of appropriate state and federal income tax.  The first payment to Mr. Gauger was made on January 11, 2013.  Additionally, the Company paid a portion of COBRA insurance payments for Mr. Gauger through June 30, 2013.  Under the Agreement, Mr. Gauger agreed to provide the Company with not more than 10 hours of consulting services each week through June 30, 2013, at a rate of $100 per hour.

Mr. Gauger served the Company on a part-time, contract basis through July 15, 2008, and received monthly compensation of $6,000.  On July 16, 2008, Mr. Gauger became an employee of the Company, and was receiving an annual base salary of $194,400 at the time of his resignation.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information on the year-end 2013 holdings of Company stock options by the Named Executive Officers.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Harold R. Wolcott	454,608	131,152(1)	1.70	04/10/2019
Harold R. Wolcott	100,000	50,000(2)	4.66	02/02/2021
Harold R. Wolcott	-	150,000(2)	1.20	05/22/2023
William S. Barth	-	200,000(2)	1.59	12/10/2022

(1)	Options vest in equal annual installments (20% each year) on the anniversary of the grant date.

(2)	Options vest in equal annual installments (33.3% each year) on the anniversary of the grant date.

Option Exercises and Stock Vested for Fiscal Year 2012

The Named Executive Officers did not exercise any stock options during the year ended August 31, 2013.

Potential Payments Upon Termination

The information below describes and quantifies certain payments or benefits that would be payable to Mr. Wolcott under his employment agreement and our existing plans and programs had he been terminated on August 31, 2013.  These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment such as disability and life insurance benefits, the value of employee-paid group health plan continuation coverage under COBRA, and accrued vacation pay.

As discussed above under “Employment Agreements,” Mr. Wolcott has a written employment agreement that provides for certain severance payments and benefits in the event of non-voluntary termination of his employment with the Company, or his resignation for good reason (as described in the agreement).  If Mr. Wolcott is terminated by the Company other than for cause, or if Mr. Wolcott resigns for good reason and if Mr. Wolcott complies with certain requirements, we are obligated to pay him in one lump sum payment within thirty days following the effective date of the termination an amount equal to his base salary for one year (the “Severance Payment”) and he shall be entitled to receive all applicable employee benefits for one year following termination.  If the Employment Agreement is terminated for cause, Mr. Wolcott shall receive only the portion of his base salary that is due to him through the effective date of his termination.  If the Employment Agreement is terminated by reason of Mr. Wolcott’s death, his estate shall receive his salary through the end of the month in which he died plus all employee benefits due to him through the end of such month.

If a Change in Control (as defined in the Employment Agreement) occurs with respect to the Company, and during the six months immediately following the Change of Control, (i) the Company terminates Mr. Wolcott without cause; (ii) Mr. Wolcott terminates his employment with good reason; or (iii) Mr. Wolcott terminates the Employment Agreement but also agrees to continue serving as President and Chief Executive Officer for the longer of (a) six months and (b) until a new President and Chief Executive Officer is appointed, then in addition to the Severance Payment, all options or incentive awards granted to Mr. Wolcott will immediately vest and become exercisable for a period of 180 days following the termination.

The Employment Agreement also contains a confidentiality agreement, and a one-year non-competition and non-solicitation agreement.  The Employment Agreement contains a claw back provision that enables the Company to claw back any incentive-based compensation or other compensation from Mr. Wolcott if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement.

The information below describes the compensation that would be payable under Mr. Wolcott’s employment agreement if his employment had been terminated on August 31, 2013, given his compensation and benefit levels as of such date, and if applicable, based on our closing stock price on that date.

	Termination ($)	Termination and Change of Control Stock Option Vesting Acceleration ($)

Severance Payment (1)	275,000	275,000
Continuance of Benefits (2)	12,449	12,449
Deemed Exercise and Sale of Stock Option Shares (3)	-	48,000

Total	287,449	335,449

(1)	Mr. Wolcott’s employment agreement provides for severance pay equal to Mr. Wolcott’s current annual salary in one lump sum payment within thirty days following the effective date of the termination.

(2)	Mr. Wolcott shall be entitled to receive all applicable employee benefits for one year following termination (including medical insurance).

(3)	The deemed value received for the exercise and sale of in-the-money stock options is based on the closing stock price of the Company’s common stock of $1.52 as of August 31, 2013.

As of August 31, 2013, we did not have any agreement with Mr. Barth to pay him severance or other benefits following termination of his employment.

On November 28, 2012, we and Mr. Gauger entered into a written Separation Agreement and Release of All Claims pursuant to which Mr. Gauger resigned his position as the Chief Financial Officer, effective at the close of business on December 31, 2012.  For a description of the compensation Mr. Gauger received pursuant to such agreement, please see “Employment Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of December 13, 2013 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our Common Stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting or investment power with respect to securities.  Shares subject to options that are exercisable within 60 days following December 13, 2013 are deemed to be outstanding and beneficially owned by the optionee or group of optionees for the purpose of computing share and percentage ownership of that optionee or group of optionees, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.  The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.  The percentage calculation of beneficial ownership is based on 33,981,871 shares of Common Stock outstanding as of December 13, 2013.  Except as otherwise noted, the address of each person listed on the following table is 2188 West 2200 South, Salt Lake City, Utah 84119.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent

Officers and Directors
Dr. Gerhard W. Sennewald(1)	6,410,440	18.8%
Dr. Michael Nobel(2)	462,759	1.4%
Douglas P. Boyd(3)	285,942	*
Steven G. Stewart(4)	187,072	*
Timothy C. McQuay(5)	122,700	*
Damian E. Dupuy, MD	42,544	*
Harold R. Wolcott(6)	609,608	1.8%
William S. Barth(7)	68,167	*
Dennis P. Gauger(8)	-	-

All Executive Officers and Directors as a Group (9 persons)(9)	8,189,232	23.3%

* Less than 1%

(1)	Includes 90,000 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(2)	Includes 135,000 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(3)	Includes 115,000 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(4)	Includes 106,368 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(5)	Includes 47,457 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(6)	Includes 604,608 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(7)	Includes 66,667 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.
(8)	Mr. Gauger resigned his positions as Chief Financial Officer and Secretary, effective at the close of business on December 31, 2012.
(9)	Includes 1,161,609 shares subject to stock options that are currently exercisable or exercisable within 60 days after December 13, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company's equity compensation plans as of August 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	4,212,573	$2.85	1,649,192
Equity compensation plans not approved by security holders	-	-	-
Total	4,212,573	$2.85	1,649,192

(1)	A total of 8,087,300 shares of Common Stock have been reserved for issuance under the plans. To date, a total of 2,216,561 options have been exercised under the plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company.  Officers, directors, and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during the year ended August 31, 2013 all reporting persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since September 1, 2010, there has not been, nor is there any proposed transaction in which the Company was or will be a party or in which it was or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions which are described below.

Dr. Sennewald Medizintechnik GmbH.  BSD supplies hyperthermia therapy systems and related component parts to Dr. Sennewald Medizintechnik GmbH (“Medizintechnik”) located in Munich, Germany, which is a significant distributor of BSD’s products in Europe.  Medizintechnik purchases equipment, which it installs, and component parts to service the BSD hyperthermia therapy systems that Medizintechnik sells to its customers in Europe.  For the fiscal years 2013 and 2012, BSD had revenue of $99,896 and $333,663, respectively, from the sale of systems and various component parts sold to Medizintechnik.  As of August 31, 2013 and 2012, accounts receivable from Medizintechnik were $24,201 and $33,257, respectively.  Dr. Gerhard W. Sennewald, one of BSD’s directors and significant stockholders, is the President and Chief Executive Officer of Medizintechnik and its sole stockholder.  Management believes the terms of the transactions with Medizintechnik were arms length and fair to the Company.

The Company does not have a formal written process for reviewing related person transactions.  The Company expects that the Audit Committee will review for potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

STOCKHOLDER PROPOSALS

No proposals have been submitted by stockholders of the Company for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held on or about February 1, 2015.  Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the 2015 annual meeting of stockholders of the Company, provided such proposals are received by the Company in writing no later than August 31, 2014 and are otherwise in compliance with Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company’s 2015 annual meeting of stockholders, but fails to notify the Company of that intention by November 14, 2014, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting the proxy and without the matter appearing as a separate item on the proxy card.

OTHER MATTERS

The Company is unaware of any business, other than described in this Proxy Statement that may be considered at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please promptly indicate your choices via the internet, by phone or by mail, according to the procedures described on the proxy card.  The submission of a proxy via the internet, by phone or by mail does not prevent you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission.  Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549.  Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549.  In addition, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

The Company’s Common Stock is listed on the NASDAQ Stock Market and trades under the symbol “BSDM”.

ADDITIONAL INFORMATION

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of that person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2013, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Commission.  Written requests for that information should be directed to the Secretary of the Company at the address on the first page of this proxy statement.